Exhibit 99.1

Visualant Closes $ 5 Million Funding

Seattle, WA. – (June 13, 2013) Visualant, Inc. (OTCQB: VSUL) – a company offering light-based identification and diagnostic solutions with its ChromaID™ technology, announced today it has closed equity funding in excess of $5,000,000 led by Special Situations Technology Fund.

 Ron Erickson, Visualant Founder and CEO stated, “We are very pleased to announce the close of this funding.  With this funding we have strengthened our balance sheet, completed the purchase of our TransTech subsidiary, and obtained working capital to support the rapid movement of our ChromaID technology into the marketplace.  We are pleased to have assembled a strong investor group, led by Special Situations Technology Fund, complemented by other leading microcap institutional investors and participation by members of the Visualant management team. The Company will file its 8K with the terms and conditions in the next few days as per regulatory guidelines.”

About Visualant, Inc.

Visualant™ is a public company whose shares trade under the stock symbol, VSUL. The Visualant Spectral Pattern Matching™ technology directs structured light onto a substance, through a liquid/gas, or off a surface, to capture a unique ChromaID™. When matched against existing databases, a ChromaID can be used to identify, detect, or diagnose markers invisible to the human eye. ChromaID scanner modules can be integrated into a variety of mobile or fixed-mount form factors. The patented technology is disruptive, making it possible to effectively conduct analyses in the field that could only previously be performed by large and expensive lab–based tests.

Visualant has a Joint Development Agreement through December 31, 2013 with Sumitomo Precision Products Co., Ltd. ("SPP"), which focuses on the commercialization of the SPM technology and an ongoing License Agreement providing SPP with an exclusive license of the SPM technology in identified Asian territories. For more information, visit http://www.visualant.net.

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